HARBORVIEW CAPITAL MANAGEMENT, LLC
850 Third Avenue, Suite 1801
New York, NY  10022
Tel: (646) 218-1400

April 15, 2010

Geoffrey Talbot
Chief Executive Officer
Statmon Technologies Corp.
3000 Lakeside Drive, Suite 300S
Bannockburn, Illinois 60015

RE:	Financial Advisor and Consulting Agreement for
Statmon Technologies Corp.

Dear Mr. Talbot:

This letter confirms our understanding that Harborview Capital Management, LLC (“HCM”) has been engaged to act as a non-exclusive financial advisor and consultant in connection with strategic planning and a capital raise (“Private Placement”) to meet current and ongoing capital needs of Statmon Technologies Corp. (“the Company”).  HCM in this capacity will work with management and review and advise the Company on strategic issues as reasonably requested by the Company and help identify funding opportunities for a period of twelve months (the “Term”) from the date of this Agreement. Upon the Company’s acceptance, this letter agreement (“Agreement”) will confirm the terms of the engagement agreed to between HCM and the Company on the terms set forth herein.  The terms of HCM’s engagement are as follows:

1.            Relationship of Parties.  Nothing contained in this Agreement shall be construed to place HCM and the Company in the relationship of partners or joint ventures.  Neither HCM nor the Company shall represent itself as the representative or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever.  The Company’s engagement of HCM is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Company) as against HCM or its affiliates, or their respective directors, officers, employees or representatives, successors or assigns.  HCM, in performing its services hereunder, shall at all times be an independent contractor.  No promises or representations have been made, except as expressly set forth in this Agreement, and the parties have not relied on any promises or representations except as expressly set forth in this Agreement.  Nothing contained herein should be construed as creating any fiduciary duties between the parties, or between HCM and the Company.

2.           Terms of the Transaction(s).  It is the sole discretion of the Company to accept or reject the terms of any proposed transaction.

3.           Compensation.  As compensation for services rendered and to be rendered hereunder by HCM, the Company agrees to pay HCM as follows:

(a)           One million and eight hundred thousand (1,800,000)restricted shares of common stock of the Company; and

(b)           The Company will reimburse HCM in a timely manner for all out-of-pocket expenses relating to activities under this Agreement, including without limitation, travel and other related expenses as well as the legal fees incurred by HCM and its members, provided that HCM obtains the Company’s prior written consent for such proposed expenditures.  Such reimbursements shall be made promptly upon submission by HCM.

4.           .Private Placement Fee.  To the extent permitted by law, as compensation for its services in connection with a Private Placement, the Company shall pay to HCM or its designee a cash placement fee equal to ten percent (10%) of the aggregate purchase price paid by each purchaser of securities placed in the Private Placement (the “Placement Agent’s Fee”) that occurs through HCM’s services under this Agreement at each closing (“Placement Closing”).  The Placement Agent’s Fee will be deducted from the gross proceeds of the securities sold at each Placement Closing.  The Company will deduct from the Placement Agent’s Fee any amounts it owes to any other party (the “Additional Placement Agents”) in the way of commissions or similar fees in connection with the Private Placement.

Warrants. In addition to the Placement Agent’s Fee, upon the closing of the sale of securities in connection with the offering, the Company shall issue to HCM or its designee warrants to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the gross proceeds of the sale of securities (the “PA Warrants”).  The PA Warrants shall be exercisable at 100% of the offering price of the securities sold.  The PA Warrants shall expire five (5) years from the date of issuance.  The PA Warrants shall be in the same form, including, without limitation, the same registration rights and anti-dilution provisions, as the securities sold in the offering; provided, however, the PA Warrants shall include a “net issuance” cashless exercise feature.  The Company shall reduce the number of PA Warrants to be issued to HCM by the number of warrants that the Company owes and issues to the Additional Placement Agents.

Fee Tail.  HCM or its designee shall be entitled to a Placement Agent’s Fee, calculated in the manner provided in this Paragraph 4, with respect to any securities purchased in any subsequent offering (“Subsequent Offering”) by investors whom HCM or its designee had introduced to the Company during the Term if such Subsequent Offering is consummated at any time within (i) the 12-month period following the consummation of the offering and (ii) if no offering shall have been consummated during the Term, the 12-month period following the expiration or termination of this Agreement.  All investors introduced by HCM or its designee during the Term shall be set forth on Schedule A annexed hereto and made a part hereof.  Subsequent to the date of this Agreement and immediately upon the introduction of an Investor to the Company, HCM shall amend Schedule A to include each additional Investor and deliver such amended Schedule A to the Company within ten (10) days of such introduction.

5.           Compliance With Applicable Law.  In the execution of this Agreement, both the Company and HCM each agrees to comply in all material respects with applicable provisions of the Securities Act of 1933 (“Act”) and any regulations thereunder and any applicable state laws and requirements.

The Company acknowledges and agrees that HCM has been retained solely to provide the advice or services set forth in this Agreement. HCM is not licensed as a broker-dealer or investment advisor under applicable federal or state securities laws, and both HCM and the Company acknowledges and agree that the advisory services to be performed hereunder shall not include any activity for which HCM would be required to be licensed as a broker-dealer or investment advisor.  To the extent that HCM’s activities do require such licenses, the Company shall not be obligated to pay any amounts or issue any securities to HCM.  The Company further acknowledges that HCM is not being retained to provide or render any formal opinion to the Company or its shareholders on the appropriateness or fairness of any transaction.

6.           Indemnification.  The Company agrees to indemnify HCM in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.  Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither HCM  nor its affiliates, and the respective officers, directors, employees, representatives and each other person, if any, controlling HCM  or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for liability imposed by applicable law in connection with their actions/omissions as representative for the transaction(s).

7.           Termination; Survival of Provisions.  This Agreement may be terminated by HCM, or the Company at any time upon ninety (90) days prior written notice to the other party (the “Termination Date”); provided, however, that: (a) any termination or completion of HCM ’s engagement hereunder shall not affect the Company’s obligation to indemnify HCM  as provided in the Indemnification Provisions and (b) any termination by HCM and the Company’s engagement hereunder shall not affect the Company’s obligation to pay fees as provided for in Section 3 herein; and (c) any termination by the Company of HCM’s engagement hereunder shall not affect the Company’s obligation to pay fees and reimburse the expenses accruing prior to such termination to the extent provided for herein.  All such fees and reimbursements due shall be paid to HCM on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Transaction(s) or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).  The provisions of Sections 1,3,4,6 and 10 shall survive any termination of this Agreement.

8.           Information.  In connection with HCM’s activities hereunder, the Company will furnish or use its best efforts to cause the Company to furnish HCM with all materials and information regarding the business and financial condition of the Company necessary to provide the services described herein (the “Information”). The Company acknowledges and agrees that HCM shall rely upon such Information in providing the services and advice required hereunder, and that such services and advice are nessarily limited by the accuracy and completeness of the Information provided to HCM.

9.           Entire Agreement; Amendments; Headings.  This Agreement, including the exhibits hereto, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements or understandings of the parties.  This Agreement may not be modified or amended except in writing duly executed by the parties hereto.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

10.         Nondisclosure of Confidential Information.  HCM and the Company mutually agree that they will not disclose any confidential information received from the other party to others except with the written permission of the other party or as such disclosure may be required by law.  HCM has been retained under this Agreement as an independent contractor with duties owed solely to the Company.  The advice, written or oral, rendered by HCM pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this Agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to HCM be made by the Company, without the prior written consent of HCM, which consent shall not be unreasonably withheld.

11.         Successors and Assigns.  The benefits of this Agreement shall inure to the parities hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither HCM nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

12.         Press Announcements.  The Company agrees that HCM shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that HCM shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld.

13.         Counterparts.  For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement.  Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter and submit it back to us.

The Company’s signature below shall constitute its agreement to the terms hereof.

Very truly yours,

Harborview Capital Management, LLC

By:
Richard Rosenblum
Principal

ACCEPTED AND AGREED TO: as of the date first written above:

Statmon Technologies Corp.

By:
Geoffrey Talbot
Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless HCM  and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, HCM’s acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and HCM  (including without limitation HCM or its designees as the Company’s observer on the board of directors of the Company) to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by HCM of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of HCM by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  HCM, its present and former affiliated entities, managers, members, officers, employees, legal counsel, representatives and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, representatives and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except insofar as the Company shall have been materially prejudiced by such delay.  Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and the Company counsel.  The Indemnified Parties shall cooperate with the Company in any defense, except such matters in respect of which the Indemnified Parties counsel shall advise the Indemnified Parties that such cooperation would impair a defense available to the Indemnified Parties that is unavailable to the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of HCM, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent: (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject: (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by HCM in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by HCM pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect for a period of two years after such termination or completion.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

SCHEDULE A

Investors